EXHIBIT 99.1

Wireless Telecom GroupINC.

25 Eastmans Road, Parsippany, NJ 07054

Tel. (973) 386-9696   Fax (973) 402-4042

WIRELESS TELECOM GROUP ANNOUNCES APPOINTMENT OF MITCHELL HERBETS
AS A NEW BOARD MEMBER

NEWS RELEASE

Contact: Robert Censullo

(973) 386-9696

Monday, June 15, 2015

Wireless Telecom Group, Inc. (NYSE MKT: WTT) announced today that on June 10, 2015 its Board of Directors appointed Mitchell Herbets to serve as a member of the Company’s Board. Mr. Herbets will also serve as a member of the Board’s Compensation Committee.

Mr. Herbets currently serves as non-executive Chairman of Thales Defense and Security, Inc., a global technology company that provides advanced technology equipment to the U.S. defense and federal technology markets. From 2000 to 2010, Mr. Herbets served as the Chief Executive Officer and President of Thales. He joined Thales in 1987 and served in a number of senior executive positions, including leadership roles in program management, engineering, and business development prior to serving as Chief Executive Officer. Prior to joining Thales, Mr. Herbets' career included four years of service with the U.S. Army with the final rank of Captain. He holds a Bachelor's degree in Electrical Engineering from Lehigh University and a Master's in Business Administration from George Washington University.

Paul Genova, CEO of Wireless Telecom Group, Inc., commented, “We are pleased to have Mitch as a member of our Board. He comes to us with a strong strategic and technical background and brings valuable past experience as an executive serving the technology and defense industries. We look forward to Mitch’s contribution to the Board.”

Forward-Looking Statements

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Further information regarding risks and uncertainties that could affect the Company’s results are identified in the Company’s reports filed with the Securities and Exchange Commission.

About Wireless Telecom Group, Inc.

Wireless Telecom Group designs and manufactures radio frequency (RF) and microwave-based products for wireless and advanced communications industries and markets its products and services worldwide under the Boonton, Microlab and Noisecom brands. Its complementary suite of high performance components and instruments includes RF combiners and broadband combiner boxes for in-building distributed antenna systems deployments (DAS), RF power splitters and diplexers, hybrid couplers, peak power meters, signal analyzers, noise modules, precision noise generators. The Company serves both commercial and government markets including, WiFi, WiMAX, satellite, cable, radar, avionics and medical technologies and industries. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support. Wireless Telecom Group’s website address is http://www.wtcom.com.